Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Spark Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-211841 and 333-211993) and Form S-8 (Nos. 333-201768, 333-210184, 333-215578, 333-222569, and 333-229344) of Spark Therapeutics, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of Spark Therapeutics, Inc. and subsidiaries as of December 31, 2017 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Spark Therapeutics, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2019